SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2012

DMH INTERNATIONAL, INC.

 (Exact name of Company as specified in its charter)

Nevada	333-169887	27-2689205
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
2776 N. University Drive. Coral Springs, Florida 33065
(Address of principal executive offices)
(954) 509-0911 x 1
(Company’s Telephone Number)

Toronto Sur 718

Frac. Campestre

Mexicali, BC 21100

Mexico

+52 (686) 1235-037

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.

UNREGISTERED SALES OF EQUITY SECURITIES

The following table sets forth, as of December 11, 2012, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 136,000,000 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner Directors and Officers:	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership

Rik J. Deitsch(1)	75,000,000	55.1%
Jason Barry(2)	25,000,000	18.4%
All executive officers and directors as a group (2 people)	100,000,000	73.5%

(1)

Rik J. Deitsch acquired these shares on December 10, 2012 in a private transaction from Jorge R. Urrea, our former sole officer and director.

(2)

Jason Barry acquired these shares on December 10, 2012 in a private transaction from Jorge R. Urrea, our former sole officer and director.

(3)

On December 11, 2012, Jorge R. Urrea, our former sole officer and director, cancelled a total of 100,000,000 shares of common stock.

ITEM 5.01.

CHANGES IN CONTROL OF REGISTRANT

On December 10, 2012, Rik J. Deitsch and Jason Barry acquired control of One Hundred Million (100,000,000) shares of the Company’s issued and outstanding common stock, presently representing approximately 73.5% of the Company’s total issued and outstanding common stock, from Jorge R. Urrea in accordance with common stock purchase agreements by and between (1) Mr. Urrea and Mr. Deitsch and (2) Mr. Urrea and Mr. Barry (the “Stock Purchase Agreements”).

As part of the acquisition the following changes to the Company's directors and officers have occurred:

.

As of December 10, 2012, Jorge R. Urrea resigned as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

.	As of December 10, 2012, Rik J. Deitsch was appointed as a member of the Company’s Board of Directors and as the Company’s President and Chief Executive Officer.
.	As of December 10, 2012, Jason Barry was appointed as a member of the Company’s Board of Directors and as the Company’s Chief Financial Officer, Secretary, and Treasurer.

ITEM 5.02.

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Mr. Jorge R. Urrea resigned from all positions with the Company effective as of December 10, 2012, including the sole member of the Company’s Board of Directors and the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.  The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On December 10, 2012, Mr. Rik J. Deitsch was appointed to the Company’s Board of Directors and as the Company’s President and Chief Executive Officer.

On December 10, 2012, Mr. Jason Barry was appointed to the Company’s Board of Directors and as the Company’s Secretary, Treasurer and Chief Financial Officer.

The biographies for Mr. Deitsch and Mr. Barry are set forth below:

Rik J. Deitsch – President and Chief Executive Officer

Mr.  Deitsch founded Touch Medical Solutions and has been the Chairman of the Board of the Company since October 25, 2010. From November 2002 through the present, Mr. Deitsch has served as the Chief Executive Officer of Nutra Pharma Corporation, a public biotechnology company with therapies for the treatment of Multiple Sclerosis, HIV and pain. From February 1998 through November 2002, Mr. Deitsch served as the President of NDA Consulting Inc., a biotechnology research group that provided consulting services to the pharmaceutical industry. NDA Consulting specialized in the research of peptides derived from Cone Snail venom, Cobra venom and Gila Monster venom. Mr. Deitsch holds both a B.S. in Chemistry and an M.S. in Biochemistry from Florida Atlantic University and has conducted clinical and laboratory research in collaboration with scientists at Duke University Medical Center and the Cleveland Clinic. He is the author of two books: Are you Agewise: A Guide to Healthy Aging and Invisible Killers; the Truth About Environmental Genocide. Mr. Deitsch is an adjunct professor and teaches several courses for Florida Atlantic University's College of Business and Continuing Education Department.

In light of Mr. Dietsch’s experience, the Board of Directors believes it is in the Company’s best interests to appoint Mr. Dietsch as an officer and director.

Jason Barry – Chief Financial Officer, Secretary, and Treasurer

Since joining Touch Medical Solutions in August 2010, Jason Barry has helped grow the company from a software vision to an FDA approved medical device. As CEO, he is responsible for all aspects of development, testing, sales, and marketing activities. Under Jasons leadership Touch Medical has released 2 major software packages for sale (TouchPACS and TouchRIS) and is poised to launch TouchEHR in 2013.

From June 2008- August 2010, Jason was founder and CEO at Big Picture Project Management where he provided services as a consultant and project manager for AT&T wireless. At AT&T Jason led development projects enabling top technology partners like Apple, HTC, Motorola, and Samsung launch innovative products on the AT&T network. Jason participated in notable product launches like the Galaxy, iPad, and iPhone product lines.

Prior to founding Big Picture, Jason was a product specialist at King & Spalding LLP (July 1997- June 2008), a top 50 law firm. At King & Spalding Jason participated in the creation of the first Intranet and extranet products leveraging web based programs and document storage to achieve firm goals.

In light of Mr. Barry’s experience, the Board of Directors believes it is in the Company’s best interests to appoint Mr. Barry as an officer and director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DMH INTERNATIONAL, INC.

Date: December 12, 2012

/s/ Rik J. Deitsch
Rik J. Deitsch
President

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